Exhibit 99.2

SAIC Prices $750 Million Senior Notes

MCLEAN, Va., December 13, 2010 – SAIC, Inc. (NYSE: SAI) today announced the pricing of its sale of $450 million of 4.450% Notes due 2020 (the “2020 Notes”) and $300 million of 5.950% Notes due 2040 (the “2040 Notes” and together with the 2020 Notes, the “Notes”). The offering is expected to settle on December 20, 2010.

The 2020 Notes will bear interest at the rate of 4.450% per year and the 2040 Notes will bear interest at the rate of 5.950% per year. Interest will be payable semi-annually on June 1 and December 1 for each of the 2020 Notes and the 2040 Notes, commencing on June 1, 2011.

SAIC intends to use the net proceeds from the offering for general corporate purposes. SAIC currently expects to use approximately $300 million of the net proceeds to repurchase additional shares of common stock to offset the impact on earnings per share for fiscal 2012 from the additional interest expense associated with the Notes. The actual amount of common stock repurchased will depend on market conditions and may be less than or greater than the amount currently expected as determined by the board of directors.

The Notes will be guaranteed by SAIC’s wholly-owned subsidiary, Science Applications International Corporation. The Notes and the related guarantees are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, registration requirements.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, statements about the proposed private placement, intended use of proceeds and additional stock repurchases. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual results may differ materially from the forward-looking statements made in this release depending on a variety of factors. For information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q.

All information in this release is as of December 13, 2010. SAIC expressly disclaims any duty to update the forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Paul Levi

703-676-2283

Media Relations:

Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

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